As filed with the Securities and Exchange Commission on May 6, 2016

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Barracuda Networks, Inc.

(Exact name of registrant as specified in its charter)

Delaware	83-0380411
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3175 S. Winchester Blvd.

Campbell, CA 95008

(408) 342-5400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William D. “BJ” Jenkins, Jr.

Chief Executive Officer

Barracuda Networks, Inc.

3175 S. Winchester Blvd.

Campbell, CA 95008

(408) 342-5400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Diane Honda Vice President and General Counsel Barracuda Networks, Inc. 3175 S. Winchester Blvd. Campbell, CA 95008 (408) 342-5400	Jeffrey D. Saper Allison B. Spinner Wilson Sonsini Goodrich & Rosati, P.C. Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300

Approximate date of commencement of proposed sale to the public: From time to time, after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer ☐		Accelerated filer	☒

Non-accelerated filer ☐	(Do not check if smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common stock, par value $0.001 per share	10,000	$ 16.54	$ 165,400	$ 16.66

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.
(2)	Estimated in accordance with Rule 457(c) of the Securities Act of 1933, as amended, solely for purposes of calculating the registration fee on the basis of the average of the high and low sales prices of Registrant’s common stock as reported on the New York Stock Exchange on May 5, 2016.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell the securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholders are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 6, 2016

PROSPECTUS

10,000 Shares

Common Stock

This prospectus relates to shares of common stock of Barracuda Networks, Inc. that may be sold by the selling stockholders identified in this prospectus from time to time. The shares of common stock offered under this prospectus by the selling stockholders were initially issued on April 1, 2016 to SVB Financial Group (“SVB”), in connection with the settlement of outstanding indebtedness of Sookasa Inc., a Delaware corporation (“Sookasa”), in connection with the merger of Sookasa into the Company. In connection with the settlement of Sookasa’s outstanding indebtedness, we agreed to file with the SEC a registration statement covering the resale of the shares of common stock issued to SVB. We will not receive any of the proceeds from the sale of the shares hereunder.

The selling stockholders (which term as used herein includes the donees, transferees, distributees or other successors-in-interest of any selling stockholder) may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell their shares of common stock in the section of this prospectus titled “Plan of Distribution.”

Our common stock is listed on the New York Stock Exchange under the symbol “CUDA”. On May 5, 2016, the last reported sale price of our common stock on the New York Stock Exchange was $16.28 per share.

We are an “emerging growth company” as defined under the federal securities laws and are subject to reduced public company reporting requirements. Investing in our securities involves significant risks. See the section titled “Risk Factors ” beginning on page 5 of this prospectus and in the applicable prospectus supplement before investing in any securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2016

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the United States Securities and Exchange Commission and (the “SEC”), using a “shelf” registration process. Under this shelf process, the selling stockholders may, from time to time, offer and sell shares of our common stock, as described in this prospectus, in one or more offerings.

You should rely only on the information contained in this prospectus (as supplemented and amended). We have not authorized anyone to provide you with different information. This document may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus is accurate as of any date other than its date regardless of the time of delivery of the prospectus or any sale of our common stock.

We urge you to read carefully this prospectus (as supplemented and amended) before deciding whether to purchase any of the shares of common stock being offered.

Prospectus Summary

This summary description about us and our business highlights selected information contained elsewhere in this prospectus or incorporated in this prospectus by reference. This summary does not contain all of the information you should consider before buying securities in this offering. You should carefully read this entire prospectus, including each of the documents incorporated herein by reference, before making an investment decision. Unless the context otherwise requires, the terms “Barracuda Networks,” “Barracuda,” “the Company,” “we,” “us” and “our” in this prospectus refer to Barracuda Networks, Inc., and its subsidiaries.

Barracuda Networks, Inc.

Overview

Barracuda designs and delivers powerful yet easy-to-use security and data protection solutions. We offer cloud-enabled solutions that empower customers to address security threats, improve network performance and protect and store their data. Our solutions are designed to simplify IT operations for our customers, allowing them to enhance their return on technology investment. Our business model is built on the core values of speed and agility, which we apply to all aspects of our approach, including our technology innovations, the delivery and deployment of our solutions and responses to customer inquiries. This model has enabled us to be highly scalable in reaching a large number of potential customers. Since inception, our solutions have been trusted by more than 150,000 organizations worldwide.

Our subscription-based security and data protection solutions are connected to our cloud services, which enable continuous software updates, offsite redundancy and distributed capacity. Our solutions are delivered as cloud-enabled appliances and virtual appliances, as well as cloud-only solutions. Our cloud-only solutions are designed for customers who cannot or do not wish to deploy additional on-premises infrastructure. Our appliances and virtual appliances leverage our cloud services to deliver hybrid cloud-enabled solutions to our customers. These hybrid solutions enable us to optimize usage of on-premises hardware required while simultaneously leveraging the scalability of the cloud. Our security solutions are designed to protect and optimize the performance of the most critical points within our customers’ IT infrastructures, including email servers, web applications, data centers and core networks. Our data protection solutions are designed to backup and archive business-critical data and make such data accessible for purposes such as compliance, disaster recovery and business intelligence. Our data protection solutions also allow users to securely and quickly access and sign files from Internet-connected devices. Our solutions can be managed centrally in any size or type of deployment through integrated, easy-to-use web interfaces that support configuration, monitoring and reporting.

We design our solutions specifically for IT professionals in resource-constrained environments who seek to benefit from current and emerging trends in information technology such as the rapid growth in cloud computing, adoption of virtualization, proliferation of mobile devices and the associated explosion of data. Our customers work in all types of organizations, from small- and mid-market businesses, governments and educational institutions, to departments or divisions within Fortune 2000 enterprises.

We nurture a culture that delivers value through simplicity to optimize our customers’ experiences. From the design of our solutions to our sales processes, customer support, manufacturing and delivery, we strive to make our solutions easy to purchase, install, maintain and update. We believe that Barracuda has become a highly visible and recognizable brand as a trusted IT partner. We design our solutions to be easy to use and to deploy without the need for special expertise or external support from IT specialists, and also to provide powerful capabilities that can be optimized to meet the requirements of resource-constrained environments. We employ a high-velocity sales model that incorporates a 30-day right to return for the majority of our solutions, real-time order fulfillment and a simple, low-cost entry point to make our customers’ purchase decisions and deployments seamless, easy and efficient.

Through our recurring subscription services, we provide our customers with up-to-date features, functionality and real-time security protection, eliminating the need for costly upgrades or additional software purchases. We answer our phones live 24x7x365, and endeavor to treat every customer call with the same high priority. Central to our culture is a focus on the long-term customer experience, including an ongoing dialogue with our customers to enhance our features and solutions. Our development and fulfillment processes rapidly deliver new services and functionality to our customers, enabling them to improve their time to value and return on technology investment through the low total cost of ownership, easy integration and accelerated deployment of our security and data protection solutions.

Corporate Information

We were incorporated in 2003 in the State of California under the name Barracuda Networks, Inc. and in 2004 reincorporated in the State of Delaware. Our principal executive offices are located at 3175 S. Winchester Blvd., Campbell, California 95008, and our telephone number is (408) 342-5400. Our website is www.barracuda.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus.

Our design logos and the marks “Barracuda,” “Barracuda Networks,” “Copy” and “CudaSign” are the property of Barracuda Networks, Inc. This prospectus contains additional trade names, trademarks and service marks of other companies. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, these other companies.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). We will remain an emerging growth company until the earlier of the last day of the fiscal year 2019, the last day of the fiscal year in which we have total annual gross revenue of at least $1.0 billion, the date on which we are deemed to be a large accelerated filer (this means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the end of the second quarter of that fiscal year), or the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

The Shares Offered in this Prospectus

Common stock offered by the selling stockholders	10,000 shares

NYSE trading symbol	“CUDA”

Use of proceeds	All of the shares of common stock being offered under this prospectus are being sold by the selling stockholders or their pledgees, donees, transferees, distributees or other successors-in-interest. Accordingly, we will not receive any proceeds from the sale of these shares.

Background

On March 17, 2016, we acquired Sookasa Inc., a Delaware corporation (“Sookasa”), pursuant to the terms of an Agreement and Plan of Merger for aggregate consideration of $250,001, which includes the settlement of the outstanding indebtedness of Sookasa with SVB Financial Group (“SVB”), and the issuance of 10,000 shares of the Company’s common stock to SVB in connection with such settlement. In connection with the settlement of the indebtedness with SVB, we agreed to file with the SEC a registration statement covering the resale of the shares of common stock issued to SVB in such settlement.

Throughout this prospectus, when we refer to the shares of our common stock, the offer and sale of which are being registered on behalf of the selling stockholders, we are referring to the shares of common stock issued to SVB that we agreed to register as described above. When we refer to the selling stockholders in this prospectus, we are referring to SVB and, as applicable, any donees, pledgees, transferees, distributees or other successors-in-interest selling shares received after the date of this prospectus from SVB as a gift or other transfer for no consideration.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information contained in, or incorporated by reference into, this prospectus, including our consolidated financial statements and the related notes thereto, before making a decision to invest in our common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that affect us. If any of the following risks occur, our business, financial condition, operating results and prospects could be materially and adversely affected. In that event, the price of our common stock could decline, and you could lose part or all of your investment.

Risks Related to Our Business and Our Industry

If we are unable to increase sales of our solutions to new customers and sell additional distinct solutions from our portfolio of solutions to our existing customers, our future revenue and operating results will be harmed.

Our future success depends on our ability to increase sales of our solutions to new customers as well as to increase sales of additional solutions to our existing customers. The rate at which new and existing customers purchase solutions depends on a number of factors, including certain factors outside of our control, such as customers’ perceived need for security and data protection solutions and general economic conditions. If our efforts to sell our solutions to new customers and additional solutions to our existing customers are not successful, our business and operating results may suffer.

A substantial majority of our billings in any particular period are derived from sales to customers with whom we began to engage during that same period and therefore our sales and the size and time to close the deals may vary from period to period and be difficult to predict. Given this unpredictability, we may be unable to accurately forecast our sales in any given period. A failure to accurately predict the level of demand for our solutions may adversely impact our future revenue and operating results, and we are unlikely to forecast such effects with any certainty in advance.

We rely significantly on revenue from subscriptions, which may decline, and, because we recognize revenue from subscriptions over the term of the relevant subscription period, downturns or upturns in sales are not immediately reflected in full in our operating results.

Our subscription revenue accounted for 72% and 70% of our total revenue for the fiscal years ended February 29, 2016 and February 28, 2015, respectively. Customers that purchase our subscriptions have no contractual obligation to renew their contracts after the initial contract period, which include monthly and annual terms ranging from one to five years, and we may not maintain our historical subscription renewal rates. The substantial majority of our subscriptions are for one-year periods and in fiscal 2016 we continued to see more customers opt for ratable subscription form factors and shorter contract lengths. New or renewal subscriptions, or the average length of such subscriptions, may decline or fluctuate as a result of a number of factors, including our customers’ level of satisfaction with our solutions and our customer support, the frequency and severity of subscription outages, our solution functionality and performance, changes in customer deployment models, the timeliness and success of solution and enhancement introductions by us and those of our competitors, the prices of our solutions, the prices of solutions offered by our competitors or reductions in our customers’ spending levels. If new or renewal subscriptions decline, our revenue or revenue growth may decline, and our business may suffer. In addition, we recognize subscription revenue ratably over the term of the relevant subscription period. As a result, much of the revenue we report each quarter is the recognition of billings from subscriptions entered into during previous quarters. Consequently, a decline in new or renewal subscriptions in any one quarter will not be fully reflected in revenue in that quarter, but will negatively affect our revenue in future quarters. Accordingly, the effect of significant downturns in sales of our solutions would not be reflected in full in our results of operations until future periods.

We have experienced net losses on a GAAP basis in recent periods and may not achieve or maintain profitability in the future. If we cannot achieve or maintain profitability, our financial performance will be harmed.

We have not been profitable on a quarterly or annual basis in recent periods and while we generated net income on a U.S. generally accepted accounting principles (“GAAP”) basis for the three months ended February 29, 2016, August 31, 2014, May 31, 2014 and February 28, 2014, we experienced net losses on a GAAP basis for fiscal 2016, 2015 and 2014. While we have experienced revenue growth over these same periods, we may not be able to sustain or increase our growth or achieve profitability in the future or on a consistent basis. Over the past year, we have spent substantial amounts of time and money to develop new security and data protection solutions and enhanced versions of our existing security and data protection solutions to position us for future growth. Additionally, we have incurred substantial expenses and expended significant resources upfront to market, promote and sell our solutions as well as to prepare for and develop solutions which can address the complex infrastructure environments of our customers including hybrid, public cloud and managed service provider solutions. These changes in IT infrastructure are accelerating and are driving significant changes in storage and compute architectures and solution requirements as well as presenting challenges in the security market, which may materially and adversely affect our business and prospects in ways we do not currently anticipate.

We also expect to continue to invest for future growth and for the growing prevalence of cloud-based and other alternative IT infrastructures. As a result of our increased expenditures, we will have to generate and sustain increased revenue to achieve future profitability. Achieving profitability will require us to increase revenues, manage our cost structure and avoid significant liabilities. Revenue growth may slow, revenue may decline, or we may incur significant losses in the future for a number of possible reasons, including general macroeconomic conditions, increasing competition, a decrease in the growth of the markets in which we operate, or if we fail for any reason to continue to capitalize on growth opportunities. Additionally, we may encounter unforeseen operating expenses, difficulties, complications, delays and other unknown factors that may result in losses in future periods. If these losses exceed our expectations or our revenue growth expectations are not met in future periods, our financial performance will be harmed and our stock price could be volatile or decline.

If we cannot successfully execute on our strategy and continue to develop, manufacture and market solutions that respond promptly to the security and data protection needs of our customers, our business and operating results may suffer.

The security and data protection markets are characterized by constant change and innovation, and we expect them to continue to evolve rapidly. Moreover, many of our customers operate in markets characterized by rapidly changing technologies and business models, which require them to develop and manage increasingly complex enterprise networks, incorporating a variety of hardware, software applications, operating systems and networking protocols. Our historical success has been based on our ability to identify common customer needs and design solutions to address complex IT problems in an organization’s threat vectors including email, web browsing, mobile devices and remote access. Furthermore, our sales and marketing initiatives are primarily focused on higher-growth segments within the security and data protection markets. To the extent we are unable to continue to identify common IT challenges and execute our business model to timely and effectively design and market solutions to address these challenges, as well as to continue to expand our sales to higher-growth segments within the security and data protection markets, our business, operating results and financial condition will be adversely affected. Additionally, our results could be negatively impacted if we are unable to capitalize on growing cloud-based and hybrid deployment opportunities and continue to develop and market virtual appliances and subscription-only solutions for cloud and Software-as-a-Service (“SaaS”) applications, as well as managed service provider solutions.

The process of developing new technology is complex and uncertain, and if we fail to accurately predict customers’ changing needs, particularly in the higher-growth segments within the security and data protection markets, and emerging technological trends or if we fail to achieve the benefits expected from our investments, our business could be harmed. We believe that we must continue to dedicate a significant amount of resources to our research and development efforts to maintain our competitive position and we must commit significant resources to developing new solutions before knowing whether our investments will result in solutions the market will accept. Our new solutions or enhancements could fail to attain sufficient market acceptance for many reasons, including:

•	delays in releasing our new solutions or enhancements to the market;

•	failure to accurately predict market demand or customer demands;

•	changes in customer environments including migration to hybrid, public cloud, private cloud, SaaS applications, and managed service provider solutions;

•	inability to protect against new types of attacks or techniques used by hackers;

•	defects, errors or failures in their design or performance;

•	negative publicity about their performance or effectiveness;

•	introduction or anticipated introduction of competing solutions by our competitors;

•	poor business conditions for our customers, causing them to delay IT purchases;

•	the perceived value of our solutions or enhancements relative to their cost;

•	easing of regulatory requirements around security or storage; and

•	reluctance of customers to purchase solutions incorporating open source software.

There can be no assurance that we will successfully identify new opportunities, develop and bring new solutions to market on a timely basis or achieve market acceptance of our solutions, or that solutions and technologies developed by others will not render our solutions or technologies obsolete or noncompetitive, all of which could adversely affect our business and operating results. If our new solutions or enhancements do not achieve adequate acceptance in the market, or if our new solutions or enhancements do not result in increased subscriptions, our competitive position will be impaired, our revenue will be diminished and the negative impact on our operating results may be particularly acute because of the upfront research, development, marketing, sales and other expenses we incurred in connection with the new solutions or enhancements.

Significant developments in IT infrastructure deployments, particularly cloud computing and other alternative IT infrastructure technologies, may materially adversely affect the demand for our products.

Developments or changes in IT infrastructure, such as the emergence of hosted cloud storage, SaaS and mobile data access are driving significant changes in storage and compute architectures and solution requirements as well as presenting significant challenges in the security market, which may materially and adversely affect our business and prospects in ways we do not currently anticipate and have seen these developments and changes accelerate in recent periods. For example in fiscal 2016, we observed a shift in customer deployments as customers moved from on-premises to hybrid, public cloud, SaaS and managed service provider solutions, which led to longer sales cycles and delays in buying decisions, as well as more customers electing one-year renewal terms rather than multi-year arrangements as they evaluate their long-term strategies. The impact of these trends on overall long-term growth patterns is uncertain, especially in resource-constrained environments. The emergence of cloud computing and other alternative IT infrastructure technologies, in which technology services are provided on a remote-access basis, have begun to have, and may continue to have, a significant impact on the market for security and data protection solutions and may result in rapid changes in customer demands. This could be the case even if such advances do not deliver all of the benefits of our solutions. If alternative models gain traction, any failure by us to develop new or enhanced technologies or processes, or to react to changes or advances in existing technologies, could adversely affect our business and operating results.

We have recently introduced, and will continue to introduce, new security and data protection solutions and we may not gain broad market acceptance for these new solutions.

Over the past year, we have released several new security and data protection solutions and enhanced versions of our existing security and data protection solutions, which address the higher-growth segments of the security and data protection markets including hybrid, public cloud, SaaS and managed service provider deployment options, to incorporate additional features, improve functionality or deliver other enhancements in order to meet our customers’ rapidly evolving demands. The return on our investments in these development efforts may be lower, or may develop more slowly, than we expect. Further, given their recent introduction, we cannot assure you that these solutions will gain broad market acceptance and that they will prove to be profitable in the longer term. Additionally, we intend to continue introducing new security and data protection solutions to respond to the needs of our customers. If we fail to achieve high levels of market acceptance for these solutions or if market acceptance is delayed, or if the market segments we address with our new solutions do not grow as expected, we may fail to justify the amount of our investment in developing and bringing them to market, and our business, operating results and financial performance could be adversely affected.

Our quarterly and annual operating results and key metrics have varied in the past and may continue to vary and be unpredictable, which may cause our stock price to fluctuate.

Our quarterly and annual operating results and key metrics have varied from period to period in the past, and we expect that they may continue to fluctuate as a result of a number of factors, many of which are outside of our control, including:

•	the timing and success of introductions of our new solutions;

•	changes in the growth rate of the security and data protection markets;

•	changes in renewal rates for our subscriptions and our ability to cross-sell additional solutions in a period;

•	the size of orders and the time it takes to close sales, which has increased in recent periods and may continue to increase;

•	the timing of orders from our customers;

•	the timing of our marketing expenditures;

•	the mix of solutions sold;

•	fluctuations in demand for our products and services, particularly seasonal variations in customer spending patterns in more than one of our addressable markets;

•	the continued emergence of hosted cloud storage, SaaS and mobile data access which are driving significant changes in storage and compute architectures and solution requirements and related delays in customer buying decisions as they evaluate the impact of changing deployment environments on their long-term IT strategies;

•	our ability to control costs, including operating expenses, the costs of hardware and software components, and other manufacturing costs;

•	the costs associated with acquiring new businesses and technologies and the follow-on costs of integration and consolidating the results of acquired businesses;

•	the budgeting cycles and purchasing priorities of our customers;

•	the timing of payments of sales commissions, bonuses or performance earnouts;

•	changes in our distribution strategy to further leverage managed service providers (“MSPs”) and cloud deployments;

•	the timing and potential provision of valuation allowances against our deferred tax assets;

•	the level of perceived threats to network security, which may fluctuate from period to period;

•	government regulations and customer requirements surrounding data storage and protection;

•	fines, penalties or changes or increases in liabilities for regulatory actions, litigation, intellectual property settlements or warranty claims;

•	deferral of orders from customers in anticipation of new solutions or solution enhancements announced by us or our competitors or due to changes in deployment architectures;

•	the discontinuation of non-core product offerings;

•	any significant changes in the competitive environment, including the entry of new competitors and increased price competition;

•	disruption in our supply chain and the availability of the components of our appliances;

•	levels of solution returns, particularly in connection with our 30-day right to return;

•	the timing of revenue recognition for our sales, which may be affected by the term of subscriptions;

•	increases or decreases caused by fluctuations in foreign currency exchange rates, since a significant portion of our revenues are received, and our expenses are incurred and paid, in currencies other than U.S. dollars;

•	general economic conditions, both domestically and in our foreign markets, which impact purchasing patterns of customers; and

•	future accounting pronouncements or changes in our accounting policies.

Any one of the factors above, or the cumulative effect of some of the factors referred to above, may result in significant fluctuations in our quarterly or annual operating results, including fluctuations in our key financial metrics. This variability and unpredictability could result in our failing to meet our revenue, billings or operating results expectations or those of securities analysts or investors for any period. In addition, a significant percentage of our operating expenses are fixed in nature and based on forecasted revenue trends. Accordingly, in the event of revenue shortfalls, we are generally unable to mitigate the negative impact on operating results in the short term. If we fail to meet or exceed such expectations for these or any other reasons, our business and stock price could be materially adversely affected and we could face costly lawsuits, including securities class action suits.

We believe that our brand is integral to our success and if we fail to cost-effectively promote or protect our brand, our business and competitive position may be harmed.

We believe that cost-effectively promoting and maintaining awareness and integrity of our company and our brand are vital to achieving widespread acceptance of our existing and future solutions and are important elements in attracting new customers and retaining our existing customers, particularly as we seek to expand internationally. We believe that the importance of brand recognition will increase as competition in our market further intensifies. We have invested and expect to continue to invest substantial resources to promote and maintain our brand and generate sales leads, both domestically and internationally, but there is no guarantee that our brand development strategies will enhance the recognition of our brand or lead to increased sales. For example, we use radio advertisements, signs and billboards in key locations such as airports where target customers often travel and vehicles wrapped in highly-visible branding. We also engage in activities such as promotional events and attending trade shows. Some of our existing and potential competitors have well-established brands with equal or greater recognition than we have. If our efforts to cost-effectively promote and maintain our brand are not successful, our operating results and our ability to attract and retain customers may be adversely affected. In addition, even if our brand recognition and loyalty increases, our revenue may not increase at a level that is commensurate with our marketing spend.

In addition, independent industry analysts often provide reviews of our solutions, as well as those of our competitors, and perception of our solutions in the marketplace may be significantly influenced by these reviews.

We have no control over what these industry analysts report, and because industry analysts may influence current and potential customers, our brand could be harmed if they do not provide a positive review of our solutions or view us as a market leader.

We face intense competition in the security and data protection markets and other markets in which we compete, which are characterized by constant change and innovation, and we may lack sufficient financial or other resources to maintain or improve our competitive position.

The markets for security and data protection solutions are intensely competitive and are characterized by constant change and innovation, and we expect competition to increase in the future from larger, well-established competitors and new market entrants. Changes in the application, threat and technology landscape result in evolving customer requirements. Our main competitors in these markets fall into two categories:

•	Independent network security, storage and application delivery vendors such as Check Point Software Technologies, Ltd., CommVault Systems, Inc., Datto, Inc., EMC Corporation, F5 Networks, Inc., Fortinet, Inc., Imperva, Inc., Juniper Networks, Inc., Palo Alto Networks, Inc., Mimecast Limited, Proofpoint, Inc., Symantec Corporation, Veeam Software and Veritas Technologies that offer competing solutions.

•	Diversified IT suppliers such as Cisco Systems, Inc., Dell Inc., Hewlett Packard Enterprise Company, the McAfee division of Intel and International Business Machines that have acquired large security specialist vendors in recent years, that have software- or hardware-based storage solutions or that have the technical and financial resources to bring competitive solutions to the market.

In addition, we compete with companies that offer point solutions that compete with some of the features present in our platform. As our market grows, we believe it will attract more highly specialized vendors as well as larger vendors that may continue to acquire or bundle their solutions more effectively.

Many of our existing competitors have, and some of our potential competitors could have, substantial competitive advantages such as:

•	substantially greater financial, technical and other resources;

•	greater name recognition, stronger reputations and longer operating histories;

•	larger sales and marketing and customer support budgets and resources;

•	broader distribution and established relationships with distribution partners and customers;

•	lower labor and development costs;

•	larger and more mature intellectual property portfolios; and

•	greater resources to make acquisitions.

In addition, our larger competitors have substantially broader solution offerings and leverage their relationships based on other solutions or incorporate functionality into existing solutions to gain business in a manner that discourages customers and potential customers from purchasing our solutions, including through selling at low or negative margins, product bundling or closed technology platforms. Potential customers may also prefer to purchase from their existing suppliers rather than a new supplier regardless of solution performance, price or features. These larger competitors often have broader product lines and market focus and will therefore not be as susceptible to downturns in our markets, thereby reducing their overall risk profile as compared to ours. Many of our smaller competitors that specialize in providing protection from a single type of network security threat are often able to deliver these specialized network security solutions to the market more quickly than we can, which could reduce the addressable market for our new solutions or enhancements to existing solutions. Conditions in our market could change rapidly and significantly as a result of technological advancements, partnering by our competitors or continuing market consolidation. New start-up companies that innovate and large competitors that are making significant investments in research and development may invent similar or superior solutions and technologies that compete with our solutions and technology. Our current and potential competitors may also establish cooperative relationships among themselves or with third parties that may further enhance their ability to compete.

Some of our competitors have made acquisitions of businesses that may allow them to offer more directly competitive and comprehensive solutions than they had previously offered. As a result of such acquisitions, our current or potential competitors might be able to adapt more quickly to new technologies and customer needs, devote greater resources to the promotion or sale of their solutions and services, initiate or withstand substantial price competition, take advantage of acquisition or other opportunities more readily, or develop and expand their solution offerings more quickly than we do.

Organizations may be more willing to incrementally add solutions to their existing IT infrastructure from competitors than to replace it with our solutions. These competitive pressures in our market or our failure to compete effectively may result in price reductions, fewer orders, reduced revenue and gross profits and loss of market share. Any failure to meet and address these factors could seriously harm our business and operating results.

To remain competitive, we may be required to make substantial additional investments in research, development, marketing and sales in order to respond to competition, and there can be no assurance that these investments will achieve any returns for us or that we will be able to compete successfully in the future.

Our business is dependent on overall demand for security and data protection solutions and therefore reduced security and data protection solution spending or overall adverse economic conditions may negatively impact our business and operating results.

Our business depends on the overall demand for security and data protection solutions. In addition, the purchase of our solutions is often discretionary. Weak global economic conditions, or a reduction in security and data protection solution spending even if economic conditions improve, could adversely impact our business, financial condition and operating results in a number of ways, including longer sales cycles, lower prices for our solutions, higher default rates among our customers and channel partners, reduced subscription renewals and lower our sales levels. As global economic conditions continue to be volatile or economic uncertainty remains, trends in security and data protection spending also remain unpredictable and subject to reductions due to credit constraints and uncertainties about the future. Deterioration of economic conditions, as well as economic uncertainty or an economic downturn, may harm our business and operating results in the future.

We rely on third-party distributors, channel partners and MSPs to fulfill substantially all of our sales orders and generate customer demand. If our distributors and reseller channel partners fail to perform, our ability to sell our solutions will be limited, and, if we fail to optimize our distributor and reseller channel partner model going forward, our operating results will be harmed.

Substantially all of our sales orders are fulfilled by our channel partners, which include distributors and resellers. We depend upon our resellers and MSPs to manage the customer sales process and to generate sales opportunities and our distributors to provide our solutions to our resellers. To the extent our distributors, resellers and MSPs are unsuccessful in fulfilling our sales, managing the sales process or selling our solutions, or we are unable to enter into arrangements with, and retain a sufficient number of high-quality, motivated distributors and resellers in each of the regions in which we sell our offerings, our ability to sell our solutions and operating results will be harmed. In order to support our growth strategy, we continue to expand our distributor, reseller and MSP network, both in the United States and internationally. If we are unable to successfully develop new distributor, reseller and MSP relationships, or if we experience reseller shifts between distributors or any channel conflict occurs, it could negatively impact our ability to meet our revenue and profitability goals.

We provide our channel partners with specific programs to assist them in selling our solutions, but there can be no assurance that these programs will be effective. In addition, our channel partners may be unsuccessful in marketing, selling and supporting our solutions. Our channel partners do not have minimum purchase requirements. They may also market, sell and support solutions that are competitive with ours, and may devote more resources to the marketing, sales and support of such solutions. Our agreements with our channel partners may generally be terminated for any reason by either party with advance written notice and our channel partners may stop selling our solutions at any time. We cannot assure you that we will retain these channel partners, that channel partners will sell our solutions effectively or that we will be able to secure additional or replacement channel partners. The loss of one or more of our significant channel partners or a decline in the number or size of orders from them could harm our operating results. In addition, our channel partner sales structure could subject us to lawsuits, potential liability, and reputational harm if, for example, any of our channel partners misrepresent the functionality of our solutions to customers or violate laws or our corporate policies.

We have made significant investments in recent periods to support our growth, including investments in our information technology, infrastructure and management team, and these investments may achieve delayed or lower than expected benefits, which could harm our operating results. Furthermore, if we do not effectively manage any future growth, or are unable to improve our systems and processes, our operating results will be adversely affected.

We continue to increase the breadth and scope of our offerings and, correspondingly, the breadth and scope of our operations. To support this growth, and to manage any future growth effectively, we must continue to improve and expand our information technology and financial infrastructure, our operating and administrative systems and our ability to manage headcount, capital and processes in an efficient manner. We have incurred, and will continue to incur, expenses as we invest in international operations and infrastructure such as the expansion of our sales and marketing presence globally, the addition of higher touch sales and marketing field resources to liaise with our channel partners as we continue to grow our sales both domestically and internationally and investments in software systems and additional data center resources to keep pace with the growth in the cloud and cloud-based solutions markets. We continue to make significant incremental investments in product development, corporate infrastructure and broadened distribution, and we intend to continue to invest in development of our solutions, our infrastructure and sales and marketing. We have recognized, and are likely to continue to recognize, the costs associated with these investments earlier than some of the anticipated benefits, and the return on these investments may be lower, or may develop more slowly, than we expect. If we do not achieve the benefits anticipated from these investments, or if the achievement of these benefits is delayed, our operating results may be adversely affected.

We have acquired, and in the future may acquire, other businesses which could require significant management attention, disrupt our business, dilute stockholder value and adversely affect our operating results.

As part of our business strategy, we have in the past made, and may in the future make, acquisitions or investments in complementary companies, solutions and technologies that we believe fit within our business model and can address the needs of IT professionals. With respect to our previous acquisitions, we cannot ensure that we will be able to successfully integrate the technology and resources to increase subscriptions and grow revenue derived from these acquisitions. In October 2015, we acquired Intronis, Inc. (“Intronis”) to increase our solution offerings for MSPs. The success of the acquisition of Intronis will depend, in part, on our ability to successfully integrate Intronis’ business and operations and fully realize the anticipated benefits and potential synergies of the acquisition. To realize these anticipated benefits and potential synergies, we must successfully expand product offerings to MSPs at competitive price points. We may be unsuccessful in integrating Intronis and leveraging its technology, resources and existing MSP relationships and the anticipated benefits and potential synergies of the acquisition may not be realized fully or at all, or may take longer to realize than expected. Any failure to timely realize these anticipated benefits could have a material adverse effect on our business, operating results and financial condition.

In the future, we may not be able to acquire and integrate other companies, solutions or technologies in a successful manner. We may not be able to find suitable acquisition candidates, and we may not be able to complete such acquisitions on favorable terms, if at all. Furthermore, we may not be able to find suitable acquisition candidates that enhance our subscription offerings. If we do complete acquisitions, we may not ultimately strengthen our competitive position or achieve our goals, including increases in subscriptions, and any acquisitions we complete could be viewed negatively by our customers, investors and industry analysts. Future acquisitions may reduce our cash available for operations and other uses and could result in an increase in amortization expense related to identifiable assets acquired. We may have to pay cash, incur debt or issue equity securities to pay for any such acquisition, each of which could adversely affect our financial condition or the value of our common stock. The sale of equity or issuance of debt to finance any such acquisitions could result in dilution to our stockholders. The incurrence of indebtedness would result in increased fixed obligations and could also include covenants or other restrictions that would impede our ability to manage our operations. In addition, our future operating results may be impacted by performance earnouts or contingent bonuses. Furthermore, acquisitions may require large one-time charges and can result in increased debt or contingent liabilities, adverse tax consequences, additional stock-based compensation expense and the recording and subsequent amortization of amounts related to certain purchased intangible assets, any of which items could negatively impact our future results of operations. We may also record goodwill in connection with an acquisition and incur goodwill impairment charges in the future.

In addition, if we are unsuccessful at integrating such acquisitions, or the technologies associated with such acquisitions, into our company, the revenue and operating results of the combined company could be adversely affected. Any integration process may result in unforeseen operating difficulties and require significant time and resources, and we may not be able to manage the process successfully. In particular, we may encounter difficulties assimilating or integrating the companies, solutions, technologies, personnel or operations we acquire, particularly if the key personnel are geographically dispersed or choose not to work for us. Acquisitions may also disrupt our core business, divert our resources and require significant management attention that would otherwise be available for development of our business. We may not successfully evaluate or utilize the acquired technology or personnel, or accurately forecast the financial impact of an acquisition transaction, including accounting charges. If we fail to properly evaluate, execute or integrate acquisitions or investments, the anticipated benefits may not be realized, we may be exposed to unknown or unanticipated liabilities, and our business and prospects could be harmed.

We generate a significant amount of revenue from sales outside of the United States, and we are therefore subject to a number of risks associated with international sales and operations.

Sales outside of the United States represented 31% and 32% of our total revenue for the fiscal years ended February 29, 2016 and February 28, 2015, respectively. As a result, we must continue to hire and train experienced personnel to staff and manage our foreign operations. To the extent that we experience difficulties in recruiting, training, managing and retaining an international staff, and specifically staff related to sales management and sales personnel, we may experience difficulties in sales productivity in foreign markets. If we are not able to maintain successful channel partner and distributor relationships internationally or recruit additional companies to enter into strategic channel partner and distributor relationships, our future success in these international markets could be limited. Additionally, as sales outside of the United States have typically been denominated in U.S. dollars, fluctuations in exchange rates could cause our products to become relatively more expensive to our customers outside of the United States leading to a reduction in sales to those customers. Furthermore, an increasing portion of our operating expenses is incurred outside of the United States, is denominated in foreign currencies, and is subject to fluctuations due to changes in foreign currency exchange rates. A reduction in sales or an increase in operating expenses due to fluctuations in foreign currency exchange rates would have an adverse effect on our financial condition and operating results.

Additionally, our international sales and operations are subject to a number of risks, including the following:

•	greater difficulty in enforcing contracts and accounts receivable collection and longer collection periods;

•	increased expenses incurred in establishing and maintaining office space and equipment for our international operations;

•	greater costs and expenses associated with international sales and operations;

•	management communication and integration problems resulting from cultural and geographic dispersion;

•	risks associated with trade restrictions and foreign legal requirements, including the importation, certification and localization of our solutions required in foreign countries;

•	greater risk of unexpected changes in regulatory practices, tariffs and tax laws and treaties;

•	the uncertainty of protection for intellectual property rights in some countries;

•	greater risk of a failure of foreign employees to comply with both U.S. and foreign laws, including export and antitrust regulations, the U.S. Foreign Corrupt Practices Act and any trade regulations ensuring fair trade practices;

•	heightened risk of unfair or corrupt business practices in certain geographies and of improper or fraudulent sales arrangements that may impact financial results and result in restatements of, or irregularities in, financial statements;

•	increased financial accounting and reporting burdens and complexities;

•	the potential for political unrest, terrorism, hostilities or war; and

•	multiple and possibly overlapping tax structures.

We have office locations in various international locations, including Austria, India and the United Kingdom. If we are unable to effectively manage a large and geographically dispersed group of employees or to anticipate our future growth and personnel needs, our business may be adversely affected. As we expand our business, we add complexity to our organization and must expand and adapt our operational infrastructure and effectively coordinate throughout our organization. As a result, we have incurred and expect to continue to incur additional expense related to our continued growth. In addition, the expansion of our existing international operations and entry into additional international markets have required and will continue to require significant management attention and financial resources.

Failure to manage any future growth effectively could harm our ability to gain future international revenues, result in increased costs, negatively impact our customers’ satisfaction with our solutions, and, consequently, materially impact our business, operating results and financial condition.

We are exposed to fluctuations in currency exchange rates, which could negatively affect our financial condition and operating results.

Given our volume of international sales, a substantial portion of our total revenue is subject to foreign currency risk. For example, 31% and 32% of our total revenue was generated from sales to customers located outside of the United States for the fiscal years ended February 29, 2016 and February 28, 2015, respectively. Additionally, further strengthening of the U.S. dollar could increase the real cost of our solutions to our customers outside of the United States, which could adversely affect our financial condition and operating results. In addition, a portion of our operating expenses is incurred outside of the United States, is denominated in foreign currencies, and is subject to fluctuations due to changes in foreign currency exchange rates. Beginning in fiscal 2015, we utilized foreign exchange forward contracts to manage foreign currency risk. If our foreign exchange forward contracts do not successfully manage our foreign currency risk or if we are not otherwise able to successfully manage or hedge against the risks associated with currency fluctuations, our financial condition and operating results could be adversely affected.

Our business is substantially dependent on sales leads from Internet search engines and if we are unable to generate significant volumes of such leads, traffic to our websites and our revenue may decrease.

We generate a substantial portion of our sales leads through visits to our websites by potential customers interested in our solutions. Many of these potential customers find our websites by searching for security and data protection solutions through Internet search engines, particularly Google. A critical factor in attracting potential customers to our websites is how prominently our websites are displayed in response to search inquiries. If we are listed less prominently or fail to appear in search result listings for any reason, visits to our websites by customers and potential customers could decline significantly and we may not be able to replace this traffic. Furthermore, if the costs of search engine marketing services, such as Google AdWords, continue to increase we may be required to increase our sales and marketing expenses, which may not be offset by additional revenue, and our business and operating results could be adversely affected.

Failure to comply with governmental laws and regulations could harm our business.

Our business is subject to regulation by various federal, state, local and foreign governmental agencies, including agencies responsible for monitoring and enforcing employment and labor laws, workplace safety, product safety, environmental laws, consumer protection laws, anti-bribery laws, import/export controls, federal securities laws and tax laws and regulations. In certain foreign jurisdictions, these regulatory requirements may be more stringent than those in the United States. Noncompliance with applicable regulations or requirements could subject us to investigations, sanctions, mandatory product recalls, enforcement actions, disgorgement of profits, fines, damages, civil and criminal penalties or injunctions. If any governmental sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, operating results, and financial condition could be materially adversely affected. In addition, responding to any action will likely result in a significant diversion of management’s attention and resources and an increase in professional fees. Enforcement actions and sanctions could harm our business, operating results and financial condition.

Defects, errors or vulnerabilities in our solutions, the failure of our solutions to block a virus or prevent a security breach or a false detection of applications, viruses, spyware, vulnerability exploits, data patterns or URL categories could harm our reputation and adversely impact our operating results.

Because our solutions are complex, they have contained and may in the future contain design or manufacturing defects or errors that are not detected until after their commercial release and deployment by our customers. For example, from time to time, certain of our customers have reported defects in our solutions related to performance, functionality and compatibility that were not detected before shipping the solution. Additionally, defects may cause our solutions to be vulnerable to security attacks, cause them to fail to help secure networks or temporarily interrupt customers’ networking traffic. Because the techniques used by computer hackers to access or sabotage networks change frequently and generally are not recognized until launched against a target, our solutions may not be able to protect our customers’ networks. Our security solutions may also fail to detect or prevent viruses, worms or similar threats due to a number of reasons such as the evolving nature of such threats and the continual emergence of new threats that we may fail to add to our threat intelligence database or other virus databases in time to protect our customers’ networks. For example, in fiscal 2015, we and our customers were adversely impacted by the recently discovered Heartbleed vulnerability, which is a vulnerability in the secure sockets layer, as well as a denial of service attack which targeted our Barracuda Email Security Service. In addition, defects or errors in our subscription updates or our solutions could result in a failure to effectively update customers’ solutions and thereby leave our customers vulnerable to attacks. Our data centers and networks may experience technical failures and downtime, may fail to distribute appropriate updates, or may fail to meet the increased requirements of a growing customer base, any of which could temporarily or permanently expose our customers’ networks, leaving their networks unprotected against the latest security threats. Any defects, errors or vulnerabilities in our solutions could result in:

•	expenditure of significant financial and product development resources in efforts to analyze, correct, eliminate or work-around errors or defects or to address and eliminate vulnerabilities;

•	loss of existing or potential customers;

•	delayed or lost revenue;

•	delay or failure to attain market acceptance;

•	negative publicity, which will harm our reputation and brand;

•	an increase in warranty claims compared with our historical experience, or an increased cost of servicing warranty claims, either of which would adversely affect our operating results; and

•	litigation, regulatory inquiries, or investigations that may be costly and harm our reputation and brand.

Furthermore, our security solutions may falsely detect applications, content or threats that do not actually exist based on our classifications of application type, virus, malware, vulnerability exploits, data or URL categories. This risk is increased by the inclusion of “heuristics” analysis in our solutions, which attempts to identify threats not based on any known signatures but based on characteristics or anomalies which indicate that a particular item may be a threat. These false positives, while typical in our industry, may impair the perceived reliability of our solutions and may therefore adversely affect market acceptance of our solutions. Also, our anti-spam and anti-malware solutions may falsely identify emails or programs as unwanted spam or potentially unwanted programs, or alternatively fail to properly identify unwanted emails or programs, particularly as spam emails or malware are often designed to circumvent anti-spam or anti-malware solutions. Parties whose emails or programs are blocked by our solutions may seek redress against us for labeling them as spammers or malware or for interfering with their business. In addition, false identification of emails or programs as unwanted spam or potentially unwanted programs may reduce the adoption of our solutions. If our solutions restrict important files or applications based on falsely identifying them as malware or some other item that should be restricted, this could adversely affect customers’ systems and cause material system failures. Any such false identification of important files or applications could result in damage to our reputation, negative publicity, loss of customers and sales, increased costs to remedy any problem and risk of litigation.

If our security measures are breached or unauthorized access to customer data is otherwise obtained or our customers experience data losses, our brand, reputation and business could be harmed and we may incur significant liabilities.

Our customers rely on our security and data protection solutions to secure and store their data, which may include financial records, credit card information, business information, customer information, health information, other personally identifiable information or other sensitive personal information. A breach of our network security and systems or other events that cause the loss or public disclosure of, or access by third parties to, our customers’ stored files or data could have serious negative consequences for our business, including possible fines, penalties and damages, reduced demand for our solutions, an unwillingness of our customers to use our solutions, harm to our brand and reputation, and time-consuming and expensive litigation. The techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently, often are not recognized until launched against a target, and may originate from less regulated or remote areas around the world. As a result, we may be unable to proactively prevent these techniques, implement adequate preventative or reactionary measures, or enforce the laws and regulations that govern such activities. In addition, because of the large amount of data that we store for our customers, it is possible that hardware failures, human errors or errors in our systems could result in data loss or corruption, or cause the information that we collect to be incomplete or contain inaccuracies that our customers regard as significant. If our customers experience any data loss, or any data corruption or inaccuracies, whether caused by security breaches or otherwise, our brand, reputation and business could be harmed. Moreover, if a high profile security breach occurs with respect to another provider of cloud services, our clients and potential clients may lose trust in the security of the cloud business model generally, which could adversely impact our ability to retain existing clients or attract new ones.

If an actual or perceived breach of network security occurs in our internal systems, our services may be perceived as not being secure and clients may curtail or stop using our solutions.

As a provider of network security solutions, we are a high profile target and our networks and solutions may have vulnerabilities that may be targeted by hackers and could be targeted by attacks specifically designed to disrupt our business and harm our reputation. We will not succeed unless the marketplace continues to be confident that we provide effective network and security protection. If an actual or perceived breach of network security occurs in our internal systems it could adversely affect the market perception of our solutions. We may not be able to correct any security flaws or vulnerabilities promptly, or at all. In addition, such a security breach could impair our ability to operate our business, including our ability to provide subscription and support services to our customers. If this happens, our business and operating results could be adversely affected.

Because our solutions could be used to collect and store personal information of our customers’ employees or customers, privacy concerns could result in additional cost and liability to us or inhibit sales of our solutions.

Personal privacy has become a significant issue in the United States and in many other countries where we offer our solutions. The regulatory framework for privacy issues worldwide is currently complex and evolving, and it is likely to remain uncertain for the foreseeable future. Many federal, state and foreign government bodies and agencies have adopted or are considering adopting laws and regulations regarding the collection, use and disclosure of personal information. In the United States, these include rules and regulations promulgated under the authority of the Federal Trade Commission, the Health Insurance Portability and Accountability Act of 1996 and state breach notification laws. Internationally, virtually every jurisdiction in which we operate has established its own data security and privacy legal framework with which we or our customers must comply, including the Data Protection Directive established in the European Union (the “EU”) and the Federal Data Protection Act in Germany.

In addition to government regulation, privacy advocacy and industry groups may propose new and different self-regulatory standards that either legally or contractually apply to us. Because the interpretation and application of privacy and data protection laws are still uncertain, it is possible that these laws may be interpreted and applied in a manner that is in conflict with one another, and is inconsistent our existing data management practices or the features of our solutions. If so, in addition to the possibility of fines, lawsuits and other claims, we could be required to fundamentally change our business activities and practices or modify our software, which could have an adverse effect on our business. Any inability to adequately address privacy concerns, even if unfounded, or comply with applicable privacy or data protection laws, regulations and policies, could result in additional cost and liability to us, damage our reputation, inhibit sales and harm our business.

With respect to all of the above, any failure or perceived failure by us or our platform to comply with U.S., EU or other foreign privacy or security laws, policies, industry standards or legal obligations, or any security incident that results in the unauthorized access to, or acquisition, release or transfer of, personally identifiable information or other customer data may result in governmental investigations, inquiries, enforcement actions and prosecutions, private litigation, fines and penalties or adverse publicity. Such actions and penalties could divert management’s attention and resources, adversely affect our business, operating results, financial condition and cash flows, and cause our customers and channel partners to lose trust in our solutions, which could have an adverse effect on our reputation and business.

Any new laws, regulations, other legal obligations or industry standards, or any changed interpretation of existing laws, regulations or other standards may require us to incur additional costs and restrict our business operations. If our privacy or data security measures fail to comply with current or future laws, regulations, policies, legal obligations or industry standards, we may be subject to litigation, regulatory investigations, fines or other liabilities, as well as negative publicity and a potential loss of business. Moreover, if future laws, regulations, other legal obligations or industry standards, or any changed interpretations of the foregoing, limit our customers’ or partners’ ability to use and share personally identifiable information or our ability to store, process and share personally identifiable information or other data, demand for our solutions could decrease, our costs could increase and our business, operating results and financial condition could be harmed.

Furthermore, the costs of compliance with, and other burdens imposed by, the laws, regulations, and policies that are applicable to the businesses of our customers may limit the use and adoption of, and reduce the overall demand for, our solutions. Privacy concerns, whether valid or not valid, may inhibit market adoption of our solutions particularly in certain industries and foreign countries.

Our business is subject to the risks of warranty claims and product liability claims and given our 30-day right to return policy on many of our solutions, we may experience increased frequency of returns, any of which may adversely affect our operating results and financial performance.

Our solutions have contained and may contain undetected defects or errors, especially when first introduced or when new versions are released. Defects or errors could affect the performance of our solutions and could delay the development or release of new solutions or new versions of solutions, adversely affect our reputation and our customers’ willingness to buy solutions from us and adversely affect market acceptance or perception of our offerings. Any such errors or delays in releasing new solutions or new versions of solutions or allegations of unsatisfactory performance could cause us to lose revenue or market share, increase our service costs, cause us to incur substantial costs in redesigning the solutions, cause us to lose significant customers, subject us to liability for damages and divert our resources from other tasks, any one of which could materially and adversely affect our business, operating results and financial condition. Furthermore, we offer customers a 30-day right to return for many of our solutions which is integral to our sales model. If we experience appliance defects, or if we experience increased frequency of returns, our sales cycles, operating results and financial performance may be adversely affected.

In addition, the occurrence of hardware or software errors which result in increased warranty or support claims could result in increased expenses or require us to maintain greater warranty reserves which would have an adverse effect on our business and financial performance.

Our ability to increase sales of our solutions is highly dependent on the quality of our customer support, and our failure to offer high-quality support would have an adverse effect on our business, reputation and operating results.

Our solutions are designed to be deployed by customers in resource-constrained IT environments. Our customers depend on our support services to assist them with questions as they implement our solutions within their IT infrastructure, and after deployment, our customers depend on our support organization to quickly resolve any issues relating to those solutions. A significant level of high-quality support is critical to ensure high rates of renewals and cross-selling of our solutions. Further, as we continue to broaden our portfolio of solutions, increase the size of our customer base and increase the size of our solution deployments within our customers IT infrastructure, we must continue to adapt our customer support organization to ensure that our customers continue to receive the high level of customer service which they have come to expect. If we fail to effectively assist our customers in deploying our solutions, succeed in helping them quickly resolve post-deployment issues or provide effective ongoing support, it could adversely affect our ability to sell our solutions to existing customers, decrease our subscription renewal rates and harm our reputation with potential new customers, all of which would have an adverse effect on our business, reputation and operating results.

If we are unable to hire, retain, train and motivate qualified personnel and senior management, or if our senior management team is unable to perform effectively, our business could suffer.

Our future success depends, in part, on our ability to continue to attract and retain highly skilled personnel and the continued services of our senior management and other key personnel to execute on our business plan and to identify and pursue new opportunities and solution innovations. The loss of the services of our senior management or any of our key personnel, the inability to attract or retain qualified personnel, or delays in hiring required personnel, particularly in engineering and sales and marketing, could significantly delay or prevent the achievement of our development and strategic objectives, and may adversely affect our business, financial condition and operating results. Although we have entered into employment offer letters with our key personnel, these agreements have no specific duration and constitute at-will employment. Our productivity and the quality of our solutions may be adversely affected if we do not integrate and train our new employees quickly and effectively. Furthermore, if we are not effective in retaining our key personnel, our business could be adversely impacted and our operating results and financial condition could be harmed.

Competition for highly skilled personnel is often intense, especially in the San Francisco Bay Area where we have a substantial presence and need for highly skilled personnel. We may not be successful in attracting, integrating or retaining qualified personnel to fulfill our current or future needs. For example, we may not be able to successfully integrate or retain personnel from the Intronis acquisition. Also, to the extent we hire personnel from competitors, we may be subject to allegations that they have been improperly solicited, or that they have divulged proprietary or other confidential information, or that their former employers own their inventions or other work product.

Our customer-centric and collaborative corporate culture has contributed to our success, and if we cannot maintain this culture as we grow, we could lose the innovation, creativity and teamwork fostered by our culture, and our business may be harmed.

We believe that a critical contributor to our success has been our corporate culture, which we believe fosters innovation, creativity, a customer-centric focus, collaboration and loyalty. As we grow and change, we may find it difficult to maintain these important aspects of our corporate culture, which could limit our ability to innovate and operate effectively. Any failure to preserve our culture could also negatively affect our ability to retain and recruit personnel, continue to perform at current levels or execute on our business strategy.

We rely on a single source or a limited number of sources for some of our components. Insufficient supply and inventory may result in lost sales opportunities or delayed revenue, while excess inventory may harm our gross profit.

Our inventory management systems and related supply chain visibility tools may be inadequate to enable us to forecast accurately and effectively manage the supply of our components. Additionally, we carry little inventory of our appliances or components, and we rely on our suppliers to deliver necessary components in a timely manner. Insufficient supply levels may lead to shortages that result in delayed revenue or loss of sales opportunities altogether as potential customers turn to competitors’ solutions that could be more readily available. Additionally, any increases in the time required to manufacture our solutions could adversely affect our business, brand, sales cycle and reputation. If we are unable to effectively manage our supply and inventory, our operating results could be adversely affected.

We currently depend on a single source or a limited number of sources for certain components used in the manufacture of our solutions. We are therefore subject to the risk of shortages in supply of these components and the risk that component suppliers discontinue or modify components used in our solutions. If these suppliers were to discontinue production of a necessary part or component, we would be required to expend resources and time in locating and integrating replacement parts or components from another vendor. In addition, the introduction by component suppliers of new versions of their components, particularly if not anticipated by us, could require us to expend resources to incorporate these new components into our solutions. Our reliance on a single source or a limited number of suppliers involves a number of additional risks, including risks related to:

•	supplier capacity constraints;

•	price volatility;

•	timely delivery;

•	component quality;

•	failure of a key supplier to remain in business and adjust to market conditions;

•	delays in, or the inability to execute on, a supplier roadmap for components and technologies; and

•	natural disasters.

In addition, for certain components, we are subject to potential price increases and limited availability as a result of market demand for these components. In the past, unexpected demand for computer and network products has caused worldwide shortages of certain electronic parts. If similar shortages occur in the future, our business could be adversely affected. We rely on purchase orders rather than long-term contracts with these suppliers, and as a result we might not be able to secure sufficient components, even if they were available, at reasonable prices or of acceptable quality to build appliances in a timely manner and, therefore, might not be able to meet customer demands for our solutions, which would have a material and adverse effect on our business, operating results and financial condition.

Assertions by third parties of infringement or other violations by us of their intellectual property rights, or other lawsuits brought against us, could result in significant costs and substantially harm our business and operating results.

Patent and other intellectual property disputes are common in the IT markets in which we compete. Some companies in the IT markets in which we compete, including some of our competitors, own large numbers of patents, copyrights, trademarks and trade secrets, which they may use to assert claims of infringement, misappropriation or other violations of intellectual property rights against us. There also is a market for intellectual property rights and a competitor, or other entity, could acquire intellectual property rights and assert similar claims based on the acquired intellectual property rights. They may also assert such claims against our customers or channel partners. As the number of patents and competitors in our market increase and overlaps occur, claims of infringement, misappropriation and other violations of intellectual property rights may increase. From time to time, we face allegations that we, our customers or our channel partners have infringed, misappropriated and violated intellectual property rights, including allegations made by our competitors or by non-practicing entities. For example, in fiscal 2016 we entered into an intellectual property settlement agreement whereby we agreed to make certain future cash payments to a third party in exchange for a license to certain patents and a covenant by the third party not to sue for any past or future infringement of such licensed patents. Our broad solution portfolio and the number of network and IT markets in which we compete further exacerbate this risk. Any claim of infringement, misappropriation or other violation of intellectual property rights by a third party, even those without merit, could cause us to incur substantial costs defending against the claim and could distract our management from our business.

In addition, future assertions of patent rights by third parties, and any resulting litigation, may involve non-practicing entities or other adverse patent owners who have no relevant revenue and against whom our own patents may therefore provide little or no deterrence or protection. We cannot assure you that we are not infringing or otherwise violating any third-party intellectual property rights.

An adverse outcome of a dispute may require us to, among other things, pay substantial damages including treble damages if we are found to have willfully infringed a third party’s patents or copyrights; cease making, using, selling, licensing, importing or otherwise commercializing solutions that are alleged to infringe or misappropriate the intellectual property rights of others; expend additional development resources to attempt to redesign our solutions or otherwise to develop non-infringing technology, which may not be successful; enter into potentially unfavorable royalty or license agreements in order to obtain the right to use necessary technologies or intellectual property rights or have royalty obligations imposed by a court; and indemnify our customers, partners and other third parties. Furthermore, we have agreed in certain instances to defend our channel partners against third-party claims asserting infringement of certain intellectual property rights, which may include patents, copyrights, trademarks or trade secrets, and to pay judgments entered on such claims. Any damages or royalty obligations we may become subject to, any prohibition against our commercializing our solutions and any third-party indemnity we may need to provide, as a result of an adverse outcome could harm our operating results.

Our use of open source technology could impose limitations on our ability to commercialize our solutions.

We use open source software in our solutions, and although we monitor our use of open source software to avoid subjecting our solutions to conditions we do not intend, the terms of many open source licenses have not been interpreted by U.S. or foreign courts. As a result, there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to commercialize our solutions. From time to time, we may face claims from third parties claiming ownership of, or demanding release of, the open source software or derivative works that we have developed using such software or otherwise seeking to enforce the terms of the applicable open source license. In such an event, we could be required to seek licenses from third parties to continue offering our solutions, to make our proprietary code generally available in source code form, to re-engineer our solutions or to discontinue the sale of our solutions if re-engineering could not be accomplished on a timely basis, any of which could adversely affect our business, operating results and financial condition.

Failure to protect our proprietary technology and intellectual property rights could substantially harm our business and operating results.

The success of our business depends on our ability to protect and enforce our patents, trademarks, copyrights, trade secrets and other intellectual property rights. We attempt to protect our intellectual property under patent, trademark, copyright and trade secret laws, and through a combination of confidentiality procedures, contractual provisions and other methods, all of which offer only limited protection.

As of February 29, 2016, we had 59 issued patents in the United States, but this number of patents is relatively small in comparison to some of our competitors and potential competitors. Additionally, as of February 29, 2016, we had 27 pending U.S. patent applications, and may file additional patent applications in the future. The process of obtaining patent protection is expensive and time-consuming, and we may not be able to prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. We may choose not to seek patent protection for certain innovations and may choose not to pursue patent protection in certain jurisdictions. Furthermore, it is possible that our patent applications may not issue as granted patents, that the scope of our issued patents will be insufficient or not have the coverage originally sought, that our issued patents will not provide us with any competitive advantages, and that our patents and other intellectual property rights may be challenged by others or invalidated through administrative process or litigation. In addition, issuance of a patent does not guarantee that we have an absolute right to practice the patented invention, or that we have the right to exclude others from practicing the claimed invention. As a result, we may not be able to obtain adequate patent protection or to enforce our issued patents effectively.

In addition to patented technology, we rely on our unpatented proprietary technology and trade secrets. Despite our efforts to protect our proprietary technology and trade secrets, unauthorized parties may attempt to misappropriate, reverse engineer or otherwise obtain and use them. The contractual provisions that we enter into with employees, consultants, partners, vendors and customers may not prevent unauthorized use or disclosure of our proprietary technology or intellectual property rights and may not provide an adequate remedy in the event of unauthorized use or disclosure of our proprietary technology or intellectual property rights. Moreover, policing unauthorized use of our technologies, solutions and intellectual property is difficult, expensive and time-consuming, particularly in foreign countries where the laws may not be as protective of intellectual property rights as those in the United States and where mechanisms for enforcement of intellectual property rights may be weak. We may be unable to determine the extent of any unauthorized use or infringement of our solutions, technologies or intellectual property rights.

From time to time, legal action by us may be necessary to enforce our patents and other intellectual property rights, to protect our trade secrets, to determine the validity and scope of the intellectual property rights of others or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of resources and could negatively affect our business, operating results, financial condition and cash flows. If we are unable to protect our intellectual property rights, we may find ourselves at a competitive disadvantage to others who need not incur the additional expense, time and effort required to create the innovative solutions that have enabled us to be successful to date.

We rely on the availability of third-party licenses for some of our solutions.

Some of our solutions include software or other intellectual property licensed from third parties. It may be necessary in the future to renew licenses relating to various aspects of these solutions or to seek new licenses for existing or new solutions. There can be no assurance that the necessary licenses will be available on acceptable terms, if at all. The inability to obtain certain licenses or other rights or to obtain such licenses or rights on favorable terms, could result in delays in solution releases until equivalent technology can be identified, licensed or developed, if at all, and integrated into our solutions and may have a material adverse effect on our business, operating results and financial condition. In addition, third parties may allege that additional licenses are required for our use of their software or intellectual property, and we may be unable to obtain such licenses on commercially reasonable terms or at all. Moreover, the inclusion in our solutions of software or other intellectual property licensed from third parties on a nonexclusive basis could limit our ability to differentiate our solutions from those of our competitors.

As a public company, we are obligated to develop and maintain proper and effective internal control over financial reporting. We may not complete our analysis of our internal control over financial reporting in a timely manner, or these internal controls may not be determined to be effective, which may adversely affect investor confidence in our company and, as a result, the value of our common stock.

Ensuring that we have adequate internal financial and accounting controls and procedures in place so that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort. Our internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. We are in the costly and challenging process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal controls are effective.

We do not expect that disclosure controls or internal controls over financial reporting will prevent all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. If we are unable to assert that our internal control over financial reporting is effective, we could lose investor confidence in the accuracy and completeness of our financial reports, which would cause the price of our common stock to decline, and we may be subject to investigation or sanctions by the SEC.

We are required, pursuant to Section 404 of the Sarbanes-Oxley Act to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting as of the end of our fiscal year. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting.

We are required to disclose changes made in our internal controls and procedures on a quarterly basis. However, our independent registered public accounting firm will not be required to report on the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act until the date we are no longer an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating. Our remediation efforts may not enable us to avoid a material weakness in the future.

Additionally, to comply with the requirements of being a public company, we may need to undertake various actions, such as implementing new internal controls and procedures and hiring accounting or internal audit staff, which may adversely affect our operating results and financial condition.

If our solutions do not interoperate with our end-customers’ infrastructure, sales of our solutions could be negatively affected, which would harm our business.

Our solutions must interoperate with our end-customers’ existing infrastructure, which often have different specifications, utilize multiple protocol standards, deploy products from multiple vendors, and contain multiple generations of products that have been added over time. As a result, when problems occur in a network, it may be difficult to identify the sources of these problems. Any delays in identifying the sources of problems or in providing necessary modifications to our software or hardware could have a negative impact on our reputation and our customers’ satisfaction with our solutions, and our ability to sell solutions could be adversely affected. In addition, customers may require our solutions to comply with certain security or other certifications and standards. If our solutions are late in achieving or fail to achieve compliance with these certifications and standards, or our competitors achieve compliance with these certifications and standards, we may be disqualified from selling our solutions to such end-customers, or at a competitive disadvantage, which would harm our business, operating results and financial condition.

If our solutions fail to help our customers achieve and maintain compliance with government regulations and industry standards, our business and operating results could be materially adversely affected.

We generate a portion of our revenues from our solutions because they help organizations achieve and maintain compliance with government regulations and industry standards. For example, many of our customers purchase our security and data protection solutions to help them comply with the security standards developed and maintained by the Payment Card Industry Security Standards Council (the “PCI Council”), which apply to companies that process or store credit card information. Industry organizations like the PCI Council may significantly change their security standards with little or no notice, including changes that could make their standards more or less onerous for businesses. Governments may also adopt new laws or regulations, or make changes to existing laws or regulations, that could impact whether our solutions enable our customers to demonstrate, maintain or audit their compliance. If we are unable to adapt our solutions to changing regulatory standards in a timely manner, or if our solutions fail to expedite our customers’ compliance initiatives, our customers may lose confidence in our solutions and could switch to solutions offered by our competitors. In addition, if regulations and standards related to data security are changed in a manner that makes them less onerous, our customers may view government and industry regulatory compliance as less critical to their businesses, and our customers may be less willing to purchase our solutions. In either case, our business, financial condition and operating results may suffer.

Our sales to government entities are subject to a number of challenges and risks.

We sell to state and local governmental agency customers, particularly schools, and we may increase sales to government entities in the future. Sales to government entities are subject to a number of challenges and risks. Selling to government entities can be highly competitive, expensive and time consuming, often requiring significant upfront time and expense without any assurance that these efforts will generate a sale. Government certification requirements for solutions like ours may change and in doing so restrict our ability to sell into the federal government sector until we have attained the revised certification. Government demand and payment for our solutions may be impacted by public sector budgetary cycles and funding authorizations, with funding reductions or delays adversely affecting public sector demand for our solutions. Government entities may have statutory, contractual or other legal rights to terminate contracts with our distributors and resellers for convenience or due to a default, and any such termination may adversely impact our future operating results.

Our failure to generate the significant capital necessary to expand our operations and invest in new solutions could reduce our ability to compete and could harm our business.

We may need to raise additional funds in the future, and we may not be able to obtain additional debt or equity financing on favorable terms, if at all. If we raise additional equity financing, our stockholders may experience significant dilution of their ownership interests and the per share value of our common stock could decline. Furthermore, if we engage in debt financing, the holders of debt would have priority over the holders of our common stock, and we may be required to accept terms that restrict our ability to incur additional indebtedness. We may also be required to take other actions that would otherwise be in the interests of the debt holders and force us to maintain specified liquidity or other ratios, any of which could harm our business, operating results and financial condition. If we need additional capital and cannot raise it on acceptable terms, we may not be able to, among other things:

•	develop or enhance our solutions;

•	continue to expand our sales and marketing and research and development organizations;

•	acquire or invest in complementary businesses, solutions or technologies;

•	expand operations in the United States or internationally;

•	hire, train and retain employees; or

•	respond to competitive pressures or unanticipated working capital requirements.

Our failure to do any of these things could adversely affect our business, financial condition and operating results.

We are exposed to the credit risk of some of our distributors, resellers and customers and to credit exposure in weakened markets, which could result in material losses.

Most of our sales are on an open credit basis. Although we have programs in place that are designed to monitor and mitigate these risks, and our broad customer base and channel partner network mitigate these risks, we cannot assure you these programs will be effective in reducing our credit risks, especially as we expand our business internationally. Additionally, as our accounts receivable continue to increase, these risks, including the risk of doubtful accounts, will be exacerbated. If we are unable to adequately control these risks, our business, operating results and financial condition could be adversely affected.

If our estimates or judgments relating to our critical accounting policies are based on assumptions that change or prove to be incorrect, our operating results could fall below expectations of securities analysts and investors, resulting in a decline in our stock price.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Our operating results may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our operating results to fall below the expectations of securities analysts and investors, resulting in a decline in our stock price. Significant assumptions and estimates used in preparing our condensed consolidated financial statements include those related to revenue recognition, stock-based compensation expense, valuation of inventory and accounting for income taxes.

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our operating results and financial condition.

We are subject to income taxes in the United States and various foreign jurisdictions, and our domestic and international tax liabilities will be subject to the allocation of expenses in differing jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•	changes in the valuation of our deferred tax assets and liabilities;

•	expected timing and amount of the release of tax valuation allowances;

•	detrimental changes in research and development tax credit laws;

•	tax effects of stock-based compensation;

•	costs related to intercompany restructurings;

•	changes in tax laws, regulations, accounting principles or interpretations thereof; or

•	future earnings being lower than anticipated in countries where we have lower statutory tax rates and higher than anticipated earnings in countries where we have higher statutory tax rates.

In addition, we may be subject to audits of our income and sales taxes by the Internal Revenue Service and other foreign and state tax authorities. Outcomes from these audits could have an adverse effect on our operating results and financial condition.

Changes in financial accounting standards or practices may cause adverse, unexpected financial reporting fluctuations and affect our reported results of operations.

Changes in financial accounting standards or practices can have a significant effect on our reported results and may even affect our reporting of transactions completed before the change is effective. New accounting pronouncements and varying interpretations of accounting pronouncements have occurred and may occur in the future. Changes to existing rules or the questioning of current practices may adversely affect our business and financial results.

Our business is subject to the risks of earthquakes, fire, power outages, floods and other catastrophic events and to interruption by man-made problems such as terrorism.

A significant natural disaster, such as an earthquake, fire, flood or significant power outage could have a material adverse impact on our business, operating results and financial condition. Both our corporate headquarters and the location where our solutions are manufactured are located in the San Francisco Bay Area, a region known for seismic activity. In addition, natural disasters could affect our supply chain, manufacturing vendors, logistics providers’ or data center hosting providers’ ability to provide materials and perform services on a timely basis. In the event our or our service providers’ IT systems or manufacturing or logistics abilities are hindered by any of the events discussed above, shipments could be delayed, and our solutions could become unavailable resulting in missed financial targets, such as revenue and shipment targets, for a particular quarter. In addition, acts of terrorism and other geo-political unrest could cause disruptions in our business or the business of our supply chain, manufacturers, logistics providers, partners or customers or the economy as a whole. Any disruption in the business of our supply chain, manufacturers, logistics providers, data center hosting partners or customers that impacts sales at the end of a fiscal quarter could have a significant adverse impact on our quarterly results. All of the aforementioned risks may be further increased if the disaster recovery plans for us and our suppliers prove to be inadequate. To the extent that any of the above should result in delays or cancellations of customer orders, or the delay in the manufacture, deployment or shipment of our solutions, our business, financial condition and operating results would be adversely affected.

If we fail to comply with environmental requirements, our business, financial condition, operating results and reputation could be adversely affected.

We are subject to various environmental laws and regulations including laws governing the hazardous material content of our solutions and laws relating to the collection of and recycling of electrical and electronic equipment. Examples of these laws and regulations include the EU Restrictions of Hazardous Substances Directive (the “RoHS Directive”) and the EU Waste Electrical and Electronic Equipment Directive (the “WEEE Directive”), as well as the implementing legislation of the EU member states. Similar laws and regulations have been passed or are pending in China, South Korea, Norway and Japan and may be enacted in other regions, including in the United States, and we are, or may in the future be, subject to these laws and regulations.

The RoHS Directive and the similar laws of other jurisdictions ban the use of certain hazardous materials such as lead, mercury and cadmium in the manufacture of electrical equipment, including our solutions. Currently, we and other manufacturers of our hardware appliances and major component part suppliers comply with the RoHS Directive requirements. However, if there are changes to this or other laws (or their interpretation) or if new similar laws are passed in other jurisdictions, we may be required to re-engineer our solutions to use components compatible with these regulations. This re-engineering and component substitution could result in additional costs to us or disrupt our operations or logistics.

The WEEE Directive requires electronic goods producers to be responsible for the collection, recycling and treatment of such solutions. Changes in interpretation of the directive may cause us to incur costs or have additional regulatory requirements to meet in the future in order to comply with this directive, or with any similar laws adopted in other jurisdictions.

Our failure to comply with past, present and future similar laws could result in reduced sales of our solutions, inventory write-offs, reputational damage, penalties and other sanctions, any of which could harm our business and financial condition. We also expect that our solutions will be affected by new environmental laws and regulations on an ongoing basis. To date, our expenditures for environmental compliance have not had a material impact on our results of operations or cash flows, and although we cannot predict the future impact of such laws or regulations, they will likely result in additional costs and may increase penalties associated with violations or require us to change the content of our solutions or how they are manufactured, which could have a material adverse effect on our business, operating results and financial condition.

Regulations related to conflict minerals may cause us to incur additional expenses and could limit the supply and increase the costs of certain metals used in the manufacturing of our appliances.

As a public company, we are subject to certain requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) that require us to diligence, disclose and report whether or not our appliances contain conflict minerals. The implementation of these requirements could adversely affect the sourcing, availability and pricing of the materials used in the manufacture of components used in our solutions. In addition, we will incur additional costs to comply with the disclosure requirements, including costs related to conducting diligence procedures to determine the sources of conflict minerals that may be used or necessary to the production of our appliances and, if applicable, potential changes to appliances, processes or sources of supply as a consequence of such verification activities. It is also possible that we may face reputational harm if we determine that certain of our appliances contain minerals not determined to be conflict free or if we are unable to alter our appliances, processes or sources of supply to avoid such materials.

Risks Related to Ownership of Our Common Stock

Our actual operating results may differ significantly from our guidance.

From time to time, we have released, and may continue to release guidance in our quarterly earnings conference call, quarterly earnings releases, or otherwise, regarding our future performance that represents our management’s estimates as of the date of release. This guidance, which includes forward-looking statements, has been and will be based on projections prepared by our management. These projections are not prepared with a view toward compliance with published guidelines of the American Institute of Certified Public Accountants, and neither our registered public accountants nor any other independent expert or outside party compiles or examines the projections. Accordingly, no such person expresses any opinion or any other form of assurance with respect to the projections.

Projections are based upon a number of assumptions and estimates that, while presented with numerical specificity, are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and are based upon specific assumptions with respect to future business decisions, some of which will change. We intend to state possible outcomes as high and low ranges which are intended to provide a sensitivity analysis as variables are changed but are not intended to imply that actual results could not fall outside of the suggested ranges. The principal reason that we release guidance is to provide a basis for our management to discuss our business outlook with analysts and investors. We do not accept any responsibility for any projections or reports published by any such third parties.

Guidance is necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying the guidance furnished by us will not materialize or will vary significantly from actual results. Accordingly, our guidance is only an estimate of what management believes is realizable as of the date of release. Actual results may vary from our guidance and the variations may be material. We undertake no obligation to make revisions or publicly update our guidance in advance of actual results unless required by law. In light of the foregoing, investors are urged to consider all of the information we make publicly available in making an investment decision regarding our common stock and not rely solely upon our guidance.

Any failure to successfully implement our operating strategy or the occurrence of any of the events or circumstances set forth in this “Risk Factors” section could result in the actual operating results being different from our guidance, and the differences may be adverse and material.

We cannot assure you that our stock repurchase program will result in additional repurchases of our common stock or enhance long-term stockholder value, and repurchases, if any, could affect our stock price and increase its volatility and will diminish our cash reserves.

In September 2015, our board of directors authorized a stock repurchase program. Under this program, we are authorized to repurchase shares of our own common stock for an aggregate purchase price not to exceed $50.0 million through September 30, 2017. Although our board of directors has authorized the stock repurchase program, the stock repurchase program does not obligate us to repurchase any specific dollar amount or to acquire any specific number of shares. Stock will be purchased from time to time, in the open market or through private transactions, subject to market condition, in compliance with applicable state and federal securities laws. The timing and amount of repurchases, if any, will depend upon several factors, including market and business conditions, the trading price of our common stock and the nature of other investment opportunities. As of February 29, 2016, we had purchased approximately 1.5 million shares of common stock under this program at a weighted average price of $12.79 per share for an aggregate purchase price of $19.2 million.

Our stock repurchase program could affect our stock price and increase its volatility and will reduce the market liquidity for our stock. Additionally, our stock repurchase program could diminish our cash reserves, which may impact our ability to finance future growth and to pursue possible future strategic opportunities and acquisitions. There can be no assurance that any repurchases will enhance stockholder value because the market price of our common stock may decline below the levels at which we repurchased shares of stock. Although our stock repurchase program is intended to enhance long-term stockholder value, short-term stock price fluctuations could reduce the effectiveness of these repurchases.

Our share price has been and may continue to be volatile, and you may be unable to sell your shares at or above the price at which you purchased your stock.

Technology stocks have historically experienced high levels of volatility. The trading price of our common stock has been and is likely to continue to be highly volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control and may not be related to our operating performance. Furthermore, our stock repurchase program could affect our stock price and increase its volatility and will reduce the market liquidity for our stock. Since shares of our common stock were sold in our initial public offering in November 2013 at a price of $18.00 per share, the reported high and low sales prices of our common stock have ranged from $9.44 to $46.78 through February 29, 2016. These fluctuations could cause you to lose all or part of your investment in our common stock. Factors that may cause the market price of our common stock to fluctuate include:

•	price and volume fluctuations in the overall stock market from time to time;

•	significant volatility in the market price and trading volume of technology companies in general, and of companies in our industry;

•	actual or anticipated changes in our results of operations or fluctuations in our operating results;

•	whether our operating results meet the expectations of securities analysts or investors;

•	actual or anticipated changes in the expectations of investors or securities analysts;

•	actual or anticipated developments in our competitors’ businesses or the competitive landscape generally;

•	developments or disputes concerning our intellectual property or other proprietary rights;

•	litigation or investigations involving us, our industry or both;

•	regulatory developments in the United States, foreign countries or both;

•	general economic conditions and trends;

•	major catastrophic events;

•	our stock repurchase program;

•	sales of large blocks of our stock; or

•	major changes in our board of directors or management or departures of key personnel.

In addition, if the market for technology stocks, or the stock market in general, experiences a loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, operating results or financial condition. The trading price of our common stock might also decline in reaction to events that affect other companies in our industry even if these events do not directly affect us.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. If our stock price is volatile, we may become the target of securities litigation. Securities litigation could result in substantial costs and divert our management’s attention and resources from our business, and this could have a material adverse effect on our business, operating results and financial condition.

Sales of outstanding shares of our common stock into the market in the future could cause the market price of our common stock to drop significantly.

If our existing stockholders sell, or indicate an intent to sell, substantial amounts of our common stock in the public market, the trading price of our common stock could decline. As of February 29, 2016, there were 52,135,194 shares of common stock outstanding. All outstanding shares are freely tradable, unless such shares are held by “affiliates,” as that term is defined in Rule 144 of the Securities Act of 1933, as amended.

In addition, we have filed registration statements on Form S-8 to register all shares subject to outstanding options and restricted stock units or reserved for future issuance under our equity compensation plans. If these additional shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could decline.

If securities analysts do not publish research or reports about our business, or if they downgrade our stock, the price of our stock could decline.

The trading market for our common stock could be influenced by any research and reports that securities or industry analysts publish about us or our business. In the event securities analysts who cover our company downgrade our stock or publish inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our stock could decrease, which could cause our stock price and trading volume to decline.

The concentration of ownership among our existing directors, executive officers and principal stockholders provides them, collectively, with substantial control over us, which could limit your ability to influence the outcome of key transactions, including a change of control.

Our directors, executive officers and each of our stockholders who own greater than 5% of our outstanding common stock and their affiliates, in the aggregate, own a substantial majority of the outstanding shares of our common stock. As a result, these stockholders, if acting together, are able to influence or control matters requiring approval by our stockholders, including the election of directors and the approval of mergers, acquisitions or other extraordinary transactions. They may also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentration of ownership may have the effect of delaying, preventing or deterring a change of control of our company, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company and might ultimately affect the market price of our common stock.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain executive management and qualified board members.

As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of the New York Stock Exchange (the “NYSE”) and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company,” as defined in the JOBS Act. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and operating results. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could adversely affect our business and operating results. Although we have already hired additional employees to comply with these requirements, we may need to hire more employees in the future or engage outside consultants, which will increase our costs and expenses.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us, and our business may be adversely affected. However, for as long as we remain an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.”

We will cease to be an “emerging growth company” upon the earliest of: (i) the end of our fiscal year 2019, (ii) the beginning of our first fiscal year after our annual gross revenues are $1.0 billion or more, (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities or (iv) as of the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million as of the end of the second quarter of that fiscal year.

We also expect that these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

As a public company, our business and financial condition have become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be adversely affected, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business and operating results.

We are an “emerging growth company,” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock, and our stock price may be more volatile.

We do not intend to pay dividends for the foreseeable future.

We anticipate that we will retain all of our future earnings for use in the development of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our board of directors. In addition, our existing credit facility restricts and any future indebtedness may restrict our ability to pay dividends. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments. Investors seeking cash dividends should not purchase our common stock.

We have incurred and will continue to incur increased costs as a result of being a public company.

As a public company, we have incurred and will continue to incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, rules implemented by the SEC and the NYSE require certain corporate governance practices by public companies. These rules and regulations increase our legal and financial compliance costs and make some activities more time-consuming and costly. We also incur additional costs associated with our public company reporting requirements. These rules and regulations may also make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified people to serve on our board of directors or as executive officers.

Provisions in our certificate of incorporation and bylaws and under Delaware law might discourage, delay or prevent a change of control of our company or changes in our management and, therefore, depress the trading price of our common stock.

Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that could depress the trading price of our common stock by acting to discourage, delay or prevent a change of control of our company or changes in our management that the stockholders of our company may deem advantageous. These provisions:

•	establish a classified board of directors so that not all members of our board of directors are elected at one time;

•	authorize the issuance of “blank check” preferred stock that our board of directors could issue to increase the number of outstanding shares to discourage a takeover attempt;

•	prohibit stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders;

•	prohibit stockholders from calling a special meeting of our stockholders;

•	provide that the board of directors is expressly authorized to make, alter or repeal our bylaws;

•	establish advance notice requirements for nominations for elections to our board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings; and

•	provide that a state or federal court located within the State of Delaware will be the exclusive forum for any derivative action brought on our behalf, any action asserting a breach of fiduciary duty, any action asserting a claim against us arising under the Delaware General Corporation Law and certain other claims.

Additionally, we are subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any “interested” stockholder for a period of three years following the date on which the stockholder became an “interested” stockholder and which may discourage, delay or prevent a change of control of our company.

The provisions of our amended and restated certificate of incorporation and amended and restated bylaws may frustrate or prevent attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management. The provisions of our amended and restated certificate of incorporation and amended and restated bylaws or Delaware law may also have the effect of delaying or deterring a change in control, which could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our common stock.

FORWARD-LOOKING STATEMENTS

This prospectus, including the sections titled “Prospectus Summary” and “Risk Factors,” and the information incorporated by reference in this prospectus contain certain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The words “believe,” “may,” “will,” “potentially,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “plan,” “expect” and the negative and plural forms of these words and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These statements appear in this prospectus and the documents incorporated herein by reference, particularly in the sections titled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” and include statements regarding the intent, belief or current expectations of the Company and management that are subject to known and unknown risks, uncertainties and assumptions.

These forward-looking statements include, but are not limited to, statements concerning the following:

•	our future financial performance, including our expectations regarding our revenue, cost of revenue, gross profit or gross margin, operating expenses, including changes in research and development, sales and marketing and general and administrative expenses, and our ability to achieve and maintain future profitability;

•	our business plan and our ability to effectively manage our growth and associated investments;

•	anticipated trends, growth rates and challenges in our business and in the markets in which we operate;

•	market acceptance of recently introduced security and storage solutions;

•	beliefs about and objectives for future operations;

•	our ability to increase sales of our solutions and renewals of our subscriptions;

•	our ability to attract and retain customers;

•	our ability to cross-sell to our existing customers;

•	maintaining and expanding our customer base and our relationships with our channel partners;

•	our ability to timely and effectively scale and adapt our existing solutions;

•	our ability to develop new solutions and bring them to market in a timely manner;

•	our ability to maintain, protect and enhance our brand and intellectual property;

•	our ability to continue to expand internationally;

•	the effects of increased competition in our markets and our ability to compete effectively;

•	sufficiency of cash to meet cash needs for at least the next 12 months;

•	future acquisitions or investments;

•	our ability to stay in compliance with laws and regulations that currently apply or become applicable to our business both in the United States and internationally;

•	economic and industry trends or trend analysis;

•	the attraction and retention of qualified employees and key personnel;

•	the estimates and estimate methodologies used in preparing our consolidated financial statements;

•	the impact of our stock repurchase program; and

•	the future trading prices of our common stock.

We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs; however, these forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in section titled “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment and new risks emerge from time to time. It is not possible for us to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus, any prospectus supplement and the information incorporated by reference to this prospectus and any prospectus supplement may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders. The selling stockholders will receive all the proceeds from this offering, if any.

SELLING STOCKHOLDERS

Up to 10,000 shares of common stock are being offered by this prospectus, all of which are being offered for resale for the account of the selling stockholders. The 10,000 shares being offered by the selling stockholders were initially issued to SVB Financial Group (“SVB”), on April 1, 2016, in connection with the settlement of outstanding indebtedness of Sookasa Inc., a Delaware corporation (“Sookasa”), in connection with the merger of Sookasa into the Company. In connection with the transaction, we agreed to file with the SEC a registration statement covering the resale of the shares of common stock issued to SVB in such settlement. The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the shares being registered. When we refer to the “selling stockholders” in this prospectus, we mean the persons listed in the table below, as well as their donees, pledgees, assignees, transferees, distributees, or other successors-in-interest.

The table below sets forth certain information known to us, based upon written representations from the selling stockholders, with respect to the beneficial ownership of shares of common stock held by the selling stockholders as of April 1, 2016, the date of the issuance of the shares to SVB. Because the selling stockholders may sell, transfer or otherwise dispose of all, some or none of the shares of common stock covered by this prospectus, we cannot determine the number of such shares that will be sold, transferred or otherwise disposed of by the selling stockholders, or the amount or percentage of shares of common stock that will be held by the selling stockholders upon termination of any particular offering. See the section titled “Plan of Distribution.” For purposes of the table below, we assume that the selling stockholders will sell all their shares of common stock covered by this prospectus.

We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. We believe, based on information furnished to us, that the selling stockholders have sole voting and sole investment power with respect to all shares of common stock that they beneficially owned. Applicable percentage ownership is based on 52,135,194 shares of common stock outstanding as of February 29, 2016. In computing the number of shares of common stock beneficially owned by a selling stockholder and the percentage ownership of such person, we deemed to be outstanding all shares that the selling stockholder has the right to acquire within 60 days of such date through the exercise of any options or other rights. However, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.

Name of Selling Stockholder	Prior to the Offering		Number of Shares of Common Stock Being Registered for Resale	After the Offering
	Number of Shares of Common Stock Beneficially Owned	Percent of Shares of Common Stock Outstanding		Number of Shares of Common Stock Beneficially Owned	Percent of Shares of Common Stock Outstanding
SVB Financial Group (1)	10,000	*	10,000	—	—
Total shares of common stock	10,000	*	10,000	—	—

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.
(1)	We have a $25.0 million credit facility with SVB which was entered into in October 2012 and is set to expire in November 2016. The credit facility includes an option to request an increase of the available funds to $50.0 million and is secured by a security interest on substantially all of our assets and contains restrictive covenants.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of the shares of common stock beneficially owned by them and offered hereby.

The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions.

The selling stockholders may effect such transactions by selling the shares of common stock directly or to or through broker-dealers. The shares of common stock may be sold through broker-dealers by one or more of, or a combination of, the following:

•	a block trade in which the broker-dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

•	in privately negotiated transactions.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than pursuant to this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares covered by this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

To our knowledge, there are currently no plans, arrangements or understandings between the selling stockholders and any underwriter, broker-dealer or agent regarding the sale of the shares covered by this prospectus by such selling stockholders. If any selling stockholder notifies us that a material arrangement has been entered into with an underwriter, broker-dealer or other agent for the sale of shares through a block trade, special offering or secondary distribution, we may be required to file a prospectus supplement pursuant to applicable SEC rules promulgated under the Securities Act.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement of which this prospectus forms a part.

We are required to pay all fees and expenses incident to the registration of the shares of common stock covered by this prospectus.

Once sold under the registration statement of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon by Wilson Sonsini Goodrich & Rosati, P.C., Palo Alto, California. Certain members of, and investment partnerships comprised of members of, and persons associated with, Wilson Sonsini Goodrich & Rosati, P.C., own common stock representing less than 0.03% of our outstanding common stock as of February 29, 2016.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended February 29, 2016, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can also be accessed free of charge through the Internet. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

We have filed with the SEC a registration statement under the Securities Act relating to the offering of these securities. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement, at prescribed rates, from the SEC at the address listed above. The registration statement and the documents referred to below under “Incorporation by Reference” are also available on our Internet website, www.barracuda.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus certain information we file with it, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement. We incorporate by reference the documents listed below that we have previously filed with the SEC (excluding any portions of any Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K):

•	our Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended February 29, 2016, filed on May 4, 2016 and May 6, 2016, respectively;

•	our Current Report on Form 8-K filed with the SEC on March 23, 2016; and

•	the description of our common stock contained in our Registration Statement on Form 8-A as filed with the SEC on October 30, 2013 pursuant to Section 12(b) of the Exchange Act.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the completion or termination of the offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information deemed furnished and not filed with the SEC. Any statements contained in a previously filed document incorporated by reference into this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in a subsequently filed document also incorporated by reference herein, modifies or supersedes that statement.

This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. You should rely only on the information incorporated by reference or provided in this prospectus. Neither we nor the selling stockholders have authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, at no cost to the requester, a copy of any and all of the information that is incorporated by reference in this prospectus.

Requests for such documents should be directed to:

Barracuda Networks, Inc.

Attn: Investor Relations

3175 S. Winchester Blvd.

Campbell, CA 95008

(408) 342-5400

You may also access the documents incorporated by reference in this prospectus through our website at www.barracuda.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

10,000 Shares

Common Stock

PROSPECTUS

            , 2016

Part II

Information Not Required in the Prospectus

Item 14.	Other Expenses of Issuance and Distribution

The Registrant will pay all reasonable expenses incident to the registration of the shares other than any commissions and discounts of underwriters, dealers or agents. Such expenses are set forth in the following table. All of the amounts shown are estimates except the SEC registration fee.

Securities and Exchange Commission registration fee	$17
Accounting fees and expenses	20,000
Legal fees and expenses	10,000

Total	$30,017

Item 15.	Indemnification of Directors and Officers

The Registrant’s amended and restated certificate of incorporation contains provisions that eliminate, to the maximum extent permitted by the General Corporation Law of the State of Delaware, the personal liability of the Registrant’s directors and executive officers for monetary damages for breach of their fiduciary duties as directors or officers. The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws provide that the Registrant must indemnify its directors and executive officers and may indemnify its employees and other agents to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Sections 145 and 102(b)(7) of the General Corporation Law of the State of Delaware provide that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, executive officer, employee or agent of the corporation or is or was serving at the request of a corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation.

The Registrant has entered into indemnification agreements with its directors and executive officers in addition to the indemnification provided for in its amended and restated certificate of incorporation and amended and restated bylaws, and the Registrant intends to enter into indemnification agreements with any new directors and executive officers in the future.

The Registrant has purchased and intends to maintain insurance on behalf of each and any person who is or was a director or officer of the Company against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

See also the undertakings set out in response to Item 17 herein.

Item 16.	Exhibits

A list of exhibits filed herewith is contained in the exhibit index that immediately precedes such exhibits and is incorporated herein by reference.

Item 17.	Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding), is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in Campbell, California, on the 6th day of May, 2016.

Barracuda Networks, Inc.

By:	/s/ William D. Jenkins, Jr.
William D. Jenkins, Jr. Chief Executive Officer

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints William D. Jenkins, Jr. and David Faugno, and each of them acting individually, as his true and lawful attorneys-in-fact and agents, with full power of each to act alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement on Form S-3 with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933 this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William D. Jenkins, Jr. William D. Jenkins, Jr.	Chief Executive Officer and Director (Principal Executive Officer)	May 6, 2016

/s/ David Faugno David Faugno	Chief Financial Officer (Principal Financial Officer)	May 6, 2016

/s/ Dustin Driggs Dustin Driggs	Corporate Controller (Principal Accounting Officer)	May 6, 2016

/s/ Jeffry R. Allen Jeffry R. Allen	Lead Independent Director	May 6, 2016

/s/ James J. Goetz James J. Goetz	Director	May 6, 2016

/s/ David R. Golob David R. Golob	Director	May 6, 2016

/s/ Zachary S. Levow Zachary S. Levow	Director	May 6, 2016

/s/ Michael D. Perone Michael D. Perone	Director	May 6, 2016

Signature	Title	Date

/s/ Gordon L. Stitt Gordon L. Stitt	Director	May 6, 2016

/s/ Kevin B. Thompson Kevin B. Thompson	Director	May 6, 2016

Exhibit Index

Exhibit Number	Exhibit Title

2.1(1)	Agreement and Plan of Merger by and among Barracuda Networks, Inc., Sookasa Inc. and S Acquisition Corp., dated as of March 16, 2016 (Exhibit 2.1)

3.1(2)	Amended and Restated Certificate of Incorporation of the Registrant, dated November 12, 2013 (Exhibit 3.1)

3.2(2)	Amended and Restated Bylaws of the Registrant (Exhibit 3.2)

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1)

24.1	Power of Attorney (included in page II-4 to this registration statement on Form S-3)

(1)	Incorporated by reference to the exhibits to the Registrant’s Current Report on Form 8-K, dated March 23, 2016 (No. 001-361162). The number given in parentheses indicates the corresponding exhibit number in such Form 8-K.
(2)	Incorporated by reference to the exhibits to the Registrant’s Quarterly Report on Form 10-Q, dated January 13, 2014 (No. 001-36162). The number given in parentheses indicates the corresponding exhibit number in such Form 10-Q.